Registration No. 333-264388

Filed Pursuant to Rule 433

Dated December 4, 2023

MAX S&P 500® 4X Leveraged ETN

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OVERVIEW

The MAX™ S&P 500® Exchange Traded Notes (ETNs) offer investors a return linked to a four times leveraged participation in the daily performance of the S&P 500® Total Return Index (the "Index"), before taking into account fees and charges. The ETNs do not guarantee any return of principal at maturity, call or upon early redemption. Instead, the ETNs will yield a return based on a **daily resetting** four times leveraged participation in the performance of the Index, before taking into account fess and charges.

The ETNs are not "buy and hold" investments. The ETNs are designed to reflect a four times leveraged exposure to the performance of the Index that is reset on daily basis, but the returns on the ETNs over periods of time longer than one day can, and most likely will, differ significantly from a four times leveraged exposure to the performance of the Index that is not reset but applied at the end of the investment holding period. Accordingly, investors should decide on at least a daily basis whether they want to continue to hold the ETNs.

ETN DETAILS	XXXX
Intraday Indicative Note Value	XXXXIV
CUSIP	063679567
ISIN	US0636795678
Daily Investor Fee	0.95% per annum, accrued on a daily basis
Daily Financing Rate	The most recent bank prime loan rate published by the Board of Governors of the Federal Reserve System plus the Financing Spread of 2.00% per annum, accrued on a daily basis*
Leverage Factor	+4X
Leverage Reset Frequency	Daily
Exchange	NYSE Arca
Issuer	Bank of Montreal
Initial Trade Date	12/4/2023
Maturity Date	11/30/2043

* The Financing Spread will initially be 2.00%, but may be increased to up to 4.00%.

INDEX DETAILS

Index Name	S&P 500® Total Return Index
Index Ticker	SPXT
No. of Constituents	503
Rebalance Frequency	Quarterly

INDEX SECTORS

Name	Weight
Information Technology	28.1%
Health Care	13.1%
Financials	12.8%
Consumer Discretionary	10.6%
Communications Services	8.7%
Industrials	8.3%
Consumer Staples	6.6%
Energy	4.5%
Utilities	2.5%
Materials	2.4%
Real Estate	2.4%

As of 10/31/2023. The index sector weights are rounded to the nearest tenth of a percent.

THE S&P 500® TOTAL RETURN INDEX

The Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. The Index is a total return index, in which dividends paid on the applicable securities are included in the level of the Index.

The ETNs are not insured by the FDIC, and may lose value.

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Call Us1-877-369-5412Email Usinfo@maxetns.comVisit Uswww.MAXetns.comIMPORTANT RISK INFORMATIONBank of Montreal, the issuer of the ETNs ("Bank of Montreal" or the "Issuer"), has filed a registration statement (including a pricing supplement, a product supplement, a prospectus supplement and a prospectus) with the Securities and Exchange Commission (the "SEC") about the offering to which this free writing prospectus relates. Please read those documents and the other documents relating to this offering that Bank of Montreal has filled with the SEC for more complete information about Bank of Montreal and this offering. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in this offering will arrange to send the pricing supplement, the product supplement, the prospectus supplement and the prospectus if so requested by calling toll-free at 1-877-369-5412. The ETNs are senior, unsecured debt obligations of Bank of Montreal and are subject to Bank of Montreal's credit risk.Investment suitability must be determined individually for each investor, and the ETNs are not suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own financial advisors as to these matters. The ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. You should proceed with extreme caution in considering an investment in the ETNs.The ETNs are not suitable for investors with longer-term investment objectives. In particular, the ETNs should be purchased only by sophisticated investors who do not intend to hold the ETNs as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting investment results, which are leveraged.The ETNs do not guarantee the return of your investment. In addition, the Closing Indicative Note Value or the Intraday Indicative Value for the ETNs is equal to or less than $0 at any time during an Exchange Business Day (each as defined in the pricing supplement), you will lose all of your investment in the ETNs. Even if the level of the Index has increased from the Initial Index Level, you may receive less than the principal amount of your ETNs upon a call, redemption, at maturity, or if you sell your ETNs, as described in the pricing supplement. Leverage increases the sensitivity of your ETNs to changes in the level of the Index.Due to the effect of compounding, if the Indicative Note Value increases, any subsequent decrease in the Index level will result in a larger dollar reduction from the Indicative Note Value than if the Indicative Note Value remained constant. The ETNs are subject to intraday purchase risk. The Indicative Note Value is reset daily, and the leverage or exposure of the ETNs during any given Exchange Business Day may be greater than or less than the amount indicated by the name of the ETNs.The ETNs are subject to a call right, which may adversely affect the value of, or your ability to sell, your ETNs. The ETNs do not pay any interest, and you will not have any ownership rights in the Index constituents. The Index Closing Level used to calculate any payment on the ETNs may be different from the Index Closing Level at other times during the term of the ETNs. There are restrictions on your ability to request a redemption of the ETNs, and you will not know the amount due upon redemption at the time you elect to request that the ETNs be redeemed. The Issuer may sell additional ETNs, but is under no obligation to do so.Market disruptions may adversely affect your return. Significant aspects of the tax treatment of the ETNs are uncertain.The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the ETNs in the secondary market. There is no assurance that your ETNs will be listed or continue to be listed on a securities exchange, and they may not have an active trading market. The value of the ETNs in the secondary market may be influenced by many unpredictable factors. The Issuer or its affiliates may have economic interests that are adverse to those of the holders of the ETNs as a result of its business, hedging and trading activities, or as Calculation Agent of the ETNs, and may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the ETNs, and may do so in the future.The Index Sponsor may adjust the Index in a way that may affect its level.Please see the "Risk Factors" section in the pricing supplement. We urge you to consult with your investment, legal, tax, accounting and other advisors before you invest in the ETNs.S&P®, S&P 500®, US 500 and The 500 are trademarks of Standard & Poor's Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC ("Dow Jones"). These trademarks have been licensed for use by S&P and sublicensed for certain purposes by the Issuer. The S&P 500® Index (the "Index") is a product of S&P and/or its affiliates and has been licensed for use by the Issuer. The ETNs are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard and & Poor's Financial Services LLC or any of their respective affiliates (collectively, "S&P Dow Jones Indices"). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices' only relationship to the Issuer with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to the Issuer or the ETNs. S&P Dow Jones Indices have no obligation to take the Issuer's needs or the needs of holders of the ETNs into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the ETNs. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the ETNs currently being issued by the Issuer, but which may be similar to and competitive with the ETNs. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the ETNs.S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY THE ISSUER, HOLDERS OF THE ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND THE ISSUER, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.The ETNs are not insured by the FDIC, and may lose value.